EXHIBIT 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES THIRD QUARTER
FISCAL 2014 OPERATING RESULTS

Milwaukee, WI - September 4, 2014 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported third quarter fiscal 2014 results.

Third Quarter Summary

•	Bookings $923 million, up 33 percent from a year ago

•	Service bookings $639 million, up 7 percent from a year ago

•	Net sales $876 million, down 34 percent from a year ago

•	Earnings per diluted share $0.71, compared to $1.71 a year ago

•	Adjusted earnings per diluted share $0.80, compared to $1.70 a year ago

•	Cash provided by continuing operations $92 million, $65 million used for share repurchases

Third Quarter Operating Results

"The Joy Global team continues to execute well in a challenging commodity market environment," said Ted Doheny, President and Chief Executive Officer. "We continue to see stability in our core service business and have achieved another quarter of solid cash generation which enabled further progress on our share repurchase program. Additionally, we are encouraged about the recent acquisition of Mining Technologies International Inc. (MTI) and product development projects that position the company for long-term growth in underground hard rock mining. Overall, we executed according to plan in the third quarter and took several positive steps to advance our business strategy."

Bookings - (in millions)
	Quarter Ended
	August 1, 2014	July 26, 2013	% Change
Segment:
Underground	$493.1	$361.2	36.5%
Surface	482.6	354.9	36.0%
Eliminations	(52.3)	(20.7)
Total Bookings by Segment	$923.4	$695.4	32.8%

Product:
Service	$639.0	$599.1	6.7%
Original Equipment	284.4	96.3	195.3%
Total Bookings by Product	$923.4	$695.4	32.8%

Consolidated bookings in the third quarter totaled $923 million, an increase of 33 percent versus the third quarter of last year. Original equipment orders increased 195 percent when compared to a weak third quarter a year ago and service orders increased 7 percent compared to the prior year. Current quarter bookings were reduced by $13 million from the impact of foreign currency exchange movements versus the year ago period, a $3 million decrease for original equipment and a $10 million decrease for service bookings. When adjusting for foreign currency exchange, orders were up 35 percent compared to the third quarter of last year, with original equipment orders up 199 percent and service orders up 8 percent.

Bookings for underground mining machinery increased 37 percent in comparison to the third quarter of last year. Original equipment orders increased 130 percent compared to the prior year. Original equipment orders increased in North America, Australia and Africa with declines in all other regions. Service orders increased 11 percent compared to the prior year with increases in all regions except Australia and were led by stronger rebuild activity in all regions. Orders for underground mining machinery were reduced by $9 million from the impact of foreign currency exchange compared to the third quarter of last year.

Bookings for surface mining equipment increased 36 percent in comparison to the third quarter of last year. Original equipment orders increased 551 percent compared to the prior year. Original equipment orders increased in South America, Australia and China and were partially offset by reductions in all other regions. Service orders increased 3 percent compared to the prior year, with increases in North America, South America and Australia partially offset by reductions in all other regions. Orders for surface mining equipment were reduced by $4 million from the impact of foreign currency exchange compared to the third quarter of last year.

Backlog at the end of the third quarter was $1.7 billion, compared to $1.5 billion at the beginning of the year.

Net Sales - (in millions)
	Quarter Ended
	August 1, 2014	July 26, 2013	% Change
Underground	$470.7	$722.7	(34.9)%
Surface	435.2	640.9	(32.1)%
Eliminations	(30.2)	(43.0)
Total Net Sales	$875.7	$1,320.6	(33.7)%

Consolidated net sales totaled $876 million, a 34 percent decrease versus the third quarter of last year. Original equipment sales decreased 57 percent and service sales decreased 14 percent compared to the prior year. Current quarter net sales were reduced by $10 million from the impact of foreign currency exchange versus the year ago period. When adjusting for foreign currency exchange, sales were down 33 percent compared to the third quarter of last year.

Net sales for underground mining machinery decreased 35 percent in comparison to the third quarter of last year. Original equipment sales decreased 59 percent compared to the prior year, with decreases in all regions. Service sales decreased 11 percent compared to the prior year, with an increase in North America more than offset by decreases in all other regions.

Net sales for surface mining equipment decreased 32 percent in comparison to the third quarter of last year. Original equipment sales decreased 54 percent compared to the prior year, with declines in all regions except Eurasia. Service sales decreased 17 percent compared to the prior year, with declines in all regions.

Operating Profit - (in millions)
	Quarter Ended
	August 1, 2014	July 26, 2013	Return on Sales
			2014	2013
Underground	$61.1	$140.5	13.0%	19.4%
Surface	87.9	158.1	20.2%	24.7%
Corporate Expenses	(7.0)	(10.3)
Eliminations	(8.6)	(10.6)
Subtotal, Before Unusual Items	133.4	277.7	15.2%	21.0%
Restructuring charges	(6.3)	(3.1)
Pension curtailment charge	(7.8)	—
Acquisition costs	—	(0.3)
Total Operating Profit	$119.3	$274.3	13.6%	20.8%

Operating profit for the third quarter of fiscal 2014 totaled $119 million, compared to $274 million in the third quarter of fiscal 2013. Excluding restructuring and pension curtailment charges, operating profit for the third quarter of fiscal 2014 totaled $133 million, compared to $278 million in the third quarter of fiscal 2013, and return on sales was 15.2 percent for the third quarter of fiscal 2014, compared to 21.0 percent in the third quarter of fiscal 2013. The decrease in operating profit, before restructuring and pension curtailment charges, was due to lower sales volumes and lower manufacturing cost absorption partially offset by cost savings from the company's restructuring programs and lower incentive based compensation expense.

Restructuring activities continued in the quarter to optimize the company's manufacturing footprint and to better align its overall cost structure with anticipated demand. Also, during the quarter, the company substantially completed negotiations with certain of its U.S. bargaining units to freeze their respective defined benefit plans at the end of the calendar year. These actions resulted in a $7.8 million non-cash pension curtailment charge in the current quarter. This substantially completes the company's shift from defined benefit plans to defined contribution programs in the U.S.

Earnings Per Share Reconciliation
	Quarter Ended
	August 1, 2014		July 26, 2013
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating profit	$119.3		$274.3
Interest expense, net	14.9		13.6
Income tax expense	33.1		77.5
Income from continuing operations	71.3	$0.71	183.2	$1.71
Add:
Restructuring charges, net of tax	4.3	0.04	2.2	0.02
Pension curtailment charge, net of tax	5.3	0.05	—	—
Acquisition costs, net of tax	—	—	0.2	—
Deduct:
Net discrete tax benefits	0.4	—	3.5	0.03
Income from continuing operations before unusual items and acquisition activities	$80.5	$0.80	$182.1	$1.70

Fully diluted earnings per share for the third quarter of fiscal 2014 totaled $0.71, compared to $1.71 in the third quarter of fiscal 2013. Excluding restructuring and pension curtailment charges and net discrete tax benefits, fully diluted earnings per share for the third quarter of fiscal 2014 totaled $0.80, compared to $1.70 in the third quarter of fiscal 2013.

The effective income tax rate was 31.7 percent for the third quarter of fiscal 2014, compared to 29.7 percent in the third quarter of fiscal 2013. Excluding discrete tax benefits in both periods, the effective income tax rate was 32.1 percent and 31.1 percent in the third quarter of fiscal 2014 and 2013, respectively. The increase in the effective tax rate for the quarter was primarily attributable to a change in geographical mix of projected earnings and a change in the net operating losses of certain foreign subsidiaries without a currently recognizable tax benefit.

Cash provided by continuing operations was $92 million for the third quarter of fiscal 2014, compared to $350 million provided by continuing operations in the third quarter of fiscal 2013. The decrease in cash provided by continuing operations during the third quarter was primarily due to lower earnings and reduced cash generation from changes in trade working capital levels.

Capital expenditures were $25 million in the third quarter of fiscal 2014, down from $31 million in the third quarter of fiscal 2013.

During the third quarter, the company repurchased approximately 1.1 million shares of its common stock for $65 million. Since inception of its share repurchase program in the fourth quarter of fiscal 2013, the company has repurchased 7.6 million shares of its common stock for $408 million, leaving $592 million available under the current Board authorization.

Market Outlook

While global economic activity accelerated during the second calendar quarter to its strongest level in nearly three years, geographic and geopolitical issues continued to weigh on the growth profile for 2014. Eurozone growth has improved, but is inconsistent across the region and faces headwinds from weak inflation and the ongoing events in the Ukraine. Chinese growth, while improving to 7.5 percent during the second quarter, remains largely dependent on stimulus efforts and faces challenges in the housing market. Despite headwinds, global growth is set to improve in 2015 and should drive increased demand for commodities.

The U.S. thermal coal market continues to face challenging conditions despite 4 percent economic growth in the U.S. during the second quarter. Power plant coal inventories have risen in recent weeks to 135 million tons with seasonal restocking activity, but levels still remain well below historical averages. However, U.S. coal production is still lagging behind last year as depressed prices, cooler than normal summer weather, and decreased export activity has weighed on overall demand. Sustained natural gas prices above $4.00 per million Btu have driven an approximate 18 million ton increase in coal burn this year with coal accounting for 40 percent of U.S. electricity generation through June.

Seaborne thermal coal supply growth outpaced demand during the first half of the year and resulted in further price declines. Warm winter weather in Europe along with elevated global coal inventories compounded an already oversupplied seaborne market and have driven prices towards $70 per tonne. Strong import demand from China and India has been offset by 12 percent export growth from Australia and Indonesian production growth of 8 percent during the first half of the year. Oversupply conditions are likely to persist through at least mid-2015. The estimated 15 to 20 million tonne surplus in the market will continue to drive mine closures, supply rationalization and pricing pressure.

China’s domestic coal market continues to face challenges with first half production falling 2 percent and prices down 25 percent year-to-date. Chinese authorities are preparing policies to implement production cuts of 10 percent to help support the domestic market. These cuts are expected to take place during the second half of the year and are aimed at supporting domestic prices given that over 60 percent of producers are currently operating at a loss.

Seaborne met coal markets remain weak as the third quarter met coal benchmark settled at $120 per tonne. However, this was the first time in the last year in which there wasn’t a sequential price decline. While nearly 22 million tonnes of met coal curtailments have been announced, additional cuts are likely needed before any meaningful price appreciation can be expected.

Met coal markets have been supported by the 3.8 percent increase in global steel production during the first half of 2014. Full-year growth of 3 to 4 percent is still expected and will continue to drive seaborne demand for iron ore and met coal. While demand for iron ore has remained strong, growth in seaborne iron ore supply has outpaced demand and pushed iron ore prices to 3-year lows during June briefly dropping below $90 per tonne. Iron ore prices are down 30 percent year-to-date, and will be remain under pressure through 2015 at which point major supply increases will start to slow.

Global copper markets remain relatively strong driven by an unexpected deficit of nearly 400,000 tonnes through the first half of the year. The deficit is likely the result of stronger than expected demand along with several notable supply disruptions. Output is expected to remain strong through year-end and should work to bring the market closer to the surplus that was forecast at the beginning of the year. A strengthening U.S. economy and recovering European construction sector have created increased copper demand while global inventories are 42 percent below their March 2013 peak. These conditions helped to drive prices higher during July averaging $3.23 per pound.

While commodity supply rationalization continues, there is inconsistency across various markets and the process is still in the early to mid-stages. Despite improving global economic conditions that should drive demand, market dynamics are such that prices for most major commodities remain depressed with marginal upside potential over the near-term. Investments in mining capacity over the last several years will be maximized, leveraged up, or shut down as miners' capital expenditures will be focused on products and services that improve mine productivity and lower costs.

Company Outlook

“Despite the depressed commodity pricing environment and oversupplied markets, our performance remains solid and we continue to see stability in our core service business," continued Doheny. "During the quarter, service bookings were up nearly 7 percent from last year marking the third consecutive quarter of growth. Service bookings growth tied to our global shovel fleet was driven by strength in global copper markets. Additionally, we saw some improvement in our service business related to U.S. coal market rebuilds as the ability of some of our customers to continue to delay maintenance appears to be reaching an end.

“Another area where we see opportunities is in the iron ore market. Although prices have declined nearly 30 percent since the beginning of the year, the steep global cost curve continues to provide service opportunities for our installed base with lower-cost producers. Iron ore demand, driven by strength in global steel markets, resulted in the booking of two shovels in China during the quarter. Quote log activity with other major iron ore producers remains active and we expect additional sales to materialize in coming quarters.

“We continue to see some progress in our efforts to develop the domestic Chinese coal market with our full range of products and systems approach. Market conditions that have resulted in coal prices declining over 25 percent and domestic production trailing last year by over 2 percent have driven an increasing need for mechanization of mines and new technologies and products. These challenging market conditions have provided an opportunity to work with our customers to customize solutions that shift their costs curves lower and return them to profitability. We will continue to invest in our technology and leverage our China footprint as the expected consolidation brought on by market conditions continues to play out.

“We remain optimistic about the long-term growth prospects in coal and other mined minerals in Eastern Europe and Russia. We continue to invest in the construction of our new service center in Russia, with the opening planned later this year. The new Russian facility will bring superior surface and underground repair and rebuild capabilities to the Novokuznetsk region, along with local smart services technologies. Despite our commitment, we have seen near-term slowing of activity in the region as a result of the continued depressed pricing of seaborne coal markets and the current geopolitical environment.

“While market conditions remain tough, we are seeing signs that the trough in the market has been set. During the quarter, rolling twelve month bookings increased sequentially for the first time since the first quarter of 2012. Strengthening economic growth should drive demand, but this will be tempered with supply rationalization in certain markets and result in a slower growth profile looking forward.

“We are pleased with the integration progress at our recently acquired MTI hard rock business. One of our core strategies for growth is penetration into the underground hard rock mining landscape, and we are encouraged about leveraging MTI's product capabilities across our global sales and direct service network, and further development of our transformational, continuous mechanical cutting technology to accomplish this strategic objective. The combination of MTI and our technology development represent a significant long-term growth opportunity for the company.

“In addition, we will continue to use our solid cash generation capabilities to further optimize our global manufacturing and service infrastructure. At the same time, we remain committed to our share repurchase program and have completed over 40 percent of our $1 billion authorization in the first year.

"With one quarter of the year remaining, and based on a downgraded production profile for U.S. coal and current geopolitical circumstances within Eastern Europe and Russia, we are tightening our revenue and earnings guidance for the year. We now expect fiscal 2014 revenue in the range of $3.65 billion to $3.75 billion, and full year earnings in the range of $3.15 to $3.30 per diluted share excluding restructuring and pension curtailment charges and other unusual items. This compares to our previous revenue guidance of $3.6 billion to $3.8 billion and adjusted fully diluted earnings of $3.10 to $3.50 per share."

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company's third quarter results at 11:00 a.m. EDT on September 4, 2014. Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. EDT start time of the call. A rebroadcast of the call will be available until the close of business on September 25, 2014 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on October 31, 2014.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential” “predict,” “should,” “will be,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from any forward-looking statement. In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable. Forward-looking statements contained herein are made only as to the date of this press release and we undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Important factors that could cause our actual results to differ materially from the results anticipated by the forward-looking statements include (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, as well as the risks, uncertainties and cautionary statements set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Quarter Ended		Nine Months Ended
	August 1, 2014	July 26, 2013	August 1, 2014	July 26, 2013

Net sales	$875,661	$1,320,611	$2,644,703	$3,830,923
Costs and expenses:
Cost of sales	623,729	880,209	1,879,499	2,562,537
Product development, selling and administrative expenses	137,259	167,155	444,822	497,389
Other income	(4,618)	(1,092)	(9,896)	(3,127)
Operating income	119,291	274,339	330,278	774,124

Interest expense, net	14,897	13,602	42,565	43,940
Income from continuing operations before income taxes	104,394	260,737	287,713	730,184

Provision for income taxes	33,105	77,550	93,612	223,079
Income from continuing operations	71,289	183,187	194,101	507,105

Loss from discontinued operations, net of income taxes	—	—	—	(225)
Net income	$71,289	$183,187	$194,101	$506,880

Basic earnings per share:
Continuing operations	$0.71	$1.72	$1.93	$4.77
Discontinued operations	—	—	—	—
Net income	$0.71	$1.72	$1.93	$4.77

Diluted earnings per share:
Continuing operations	$0.71	$1.71	$1.91	$4.73
Discontinued operations	—	—	—	—
Net income	$0.71	$1.71	$1.91	$4.73

Dividends per share	$0.20	$0.175	$0.55	$0.525

Weighted average shares outstanding:
Basic	99,856	106,465	100,666	106,378
Diluted	100,738	107,312	101,536	107,321

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	August 1, 2014	October 25, 2013
ASSETS
Current assets:
Cash and cash equivalents	$308,042	$405,709
Accounts receivable, net	890,838	1,083,663
Inventories	1,211,735	1,139,744
Other current assets	187,315	193,328
Total current assets	2,597,930	2,822,444

Property, plant and equipment, net	910,738	912,642
Other intangible assets, net	324,544	331,812
Goodwill	1,516,970	1,480,519
Deferred income taxes	44,890	41,532
Other assets	195,637	200,633
Total assets	$5,590,709	$5,789,582

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long-term obligations	$168	$58,669
Trade accounts payable	356,871	388,119
Employee compensation and benefits	114,351	130,555
Advance payments and progress billings	397,483	399,768
Accrued warranties	63,685	85,732
Other accrued liabilities	229,118	286,063
Current liabilities of discontinued operations	11,581	11,684
Total current liabilities	1,173,257	1,360,590

Long-term obligations	1,269,327	1,256,927

Liability for postretirement benefits	19,687	20,723
Accrued pension costs	164,449	149,805
Other non-current liabilities	154,003	143,168

Shareholders' equity	2,809,986	2,858,369

Total liabilities and shareholders' equity	$5,590,709	$5,789,582

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Nine Months Ended
	August 1, 2014	July 26, 2013	August 1, 2014	July 26, 2013
Operating Activities:
Net income	$71,289	$183,187	$194,101	$506,880
Loss from discontinued operations	—	—	—	225
Depreciation and amortization	33,888	30,991	98,725	79,864
Other adjustments to continuing operations, net	(7,793)	(50,580)	4,949	(133,431)
Changes in working capital items attributed to continuing operations:
Accounts receivable, net	48,271	153,824	214,448	161,529
Inventories	(68,862)	44,714	(84,439)	69,621
Trade accounts payable	16,550	(21,940)	(29,442)	(36,178)
Advance payments and progress billings	(12,534)	(78,761)	(3,352)	(152,918)
Other working capital items	10,838	88,430	(96,669)	(52,452)
Net cash provided by operating activities of continuing operations	91,647	349,865	298,321	443,140
Net cash provided (used) by operating activities of discontinued operations	12	805	(103)	(1,567)
Net cash provided by operating activities	91,659	350,670	298,218	441,573

Investing Activities:
Acquisition of business, net of cash acquired	(47,058)	—	(47,058)	—
Property, plant, and equipment acquired	(24,764)	(30,908)	(69,068)	(117,909)
Other investing activities, net	4,654	724	8,793	2,841
Net cash used by investing activities	(67,168)	(30,184)	(107,333)	(115,068)

Financing Activities:
Common stock issued	3,608	205	10,189	5,461
Dividends paid	(19,960)	(18,596)	(55,334)	(55,726)
Treasury stock purchased	(64,832)	—	(194,336)	—
Other financing activities, net	(21,125)	(40,375)	(47,819)	(41,487)
Net cash used by financing activities	(102,309)	(58,766)	(287,300)	(91,752)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	70	(10,544)	(1,252)	(12,576)

Increase (Decrease) in Cash and Cash Equivalents	(77,748)	251,176	(97,667)	222,177

Cash and Cash Equivalents at the Beginning of Period	385,790	234,874	405,709	263,873

Cash and Cash Equivalents at the End of Period	$308,042	$486,050	$308,042	$486,050

Supplemental cash flow information:
Interest paid	$15,341	$15,348	$46,677	$47,579
Income taxes paid	45,521	38,611	120,032	209,304

Depreciation and amortization by segment:
Underground Mining Machinery	$18,568	$17,419	$54,780	$40,182
Surface Mining Equipment	14,625	12,825	41,834	37,504
Corporate	695	747	2,111	2,178
Total depreciation and amortization	$33,888	$30,991	$98,725	$79,864

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	August 1, 2014	July 26, 2013	Change
Net Sales By Segment:
Underground Mining Machinery	$470,747	$722,748	$(252,001)	(34.9)%
Surface Mining Equipment	435,186	640,919	(205,733)	(32.1)%
Eliminations	(30,272)	(43,056)	12,784
Total Sales By Segment	$875,661	$1,320,611	$(444,950)	(33.7)%

Net Sales By Product Stream:
Service	$619,026	$719,797	$(100,771)	(14.0)%
Original Equipment	256,635	600,814	(344,179)	(57.3)%
Total Sales By Product Stream	$875,661	$1,320,611	$(444,950)	(33.7)%

Net Sales By Geography:
United States	$362,982	$526,483	$(163,501)	(31.1)%
Rest of World	512,679	794,128	(281,449)	(35.4)%
Total Sales By Geography	$875,661	$1,320,611	$(444,950)	(33.7)%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$47,635	$138,225	10.1%	19.1%
Surface Mining Equipment	87,269	157,353	20.1%	24.6%
Corporate	(7,039)	(10,601)
Eliminations	(8,574)	(10,638)
Total Operating Income	$119,291	$274,339	13.6%	20.8%

	Nine Months Ended
	August 1, 2014	July 26, 2013	Change
Net Sales By Segment:
Underground Mining Machinery	$1,466,088	$1,994,772	$(528,684)	(26.5)%
Surface Mining Equipment	1,279,507	1,959,198	(679,691)	(34.7)%
Eliminations	(100,892)	(123,047)	22,155
Total Sales By Segment	$2,644,703	$3,830,923	$(1,186,220)	(31.0)%

Net Sales By Product Stream:
Service	$1,848,003	$2,061,838	$(213,835)	(10.4)%
Original Equipment	796,700	1,769,085	(972,385)	(55.0)%
Total Sales By Product Stream	$2,644,703	$3,830,923	$(1,186,220)	(31.0)%

Net Sales By Geography:
United States	$1,029,783	$1,539,738	$(509,955)	(33.1)%
Rest of World	1,614,920	2,291,185	(676,265)	(29.5)%
Total Sales By Geography	$2,644,703	$3,830,923	$(1,186,220)	(31.0)%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$177,773	$387,330	12.1%	19.4%
Surface Mining Equipment	216,034	458,676	16.9%	23.4%
Corporate	(35,464)	(40,080)
Eliminations	(28,065)	(31,802)
Total Operating Income	$330,278	$774,124	12.5%	20.2%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	August 1, 2014	July 26, 2013	Change
Bookings By Segment:
Underground Mining Machinery	$493,115	$361,159	$131,956	36.5%
Surface Mining Equipment	482,609	354,948	127,661	36.0%
Eliminations	(52,307)	(20,704)	(31,603)
Total Bookings By Segment	$923,417	$695,403	$228,014	32.8%

Bookings By Product Stream:
Service	$639,021	$599,085	$39,936	6.7%
Original Equipment	284,396	96,318	188,078	195.3%
Total Bookings By Product Stream	$923,417	$695,403	$228,014	32.8%

	Nine Months Ended
	August 1, 2014	July 26, 2013	Change
Bookings By Segment:
Underground Mining Machinery	$1,432,218	$1,671,586	$(239,368)	(14.3)%
Surface Mining Equipment	1,516,519	1,304,773	211,746	16.2%
Eliminations	(117,212)	(127,460)	10,248
Total Bookings By Segment	$2,831,525	$2,848,899	$(17,374)	(0.6)%

Bookings By Product Stream:
Service	$1,946,412	$1,835,610	$110,802	6.0%
Original Equipment	885,113	1,013,289	(128,176)	(12.6)%
Total Bookings By Product Stream	$2,831,525	$2,848,899	$(17,374)	(0.6)%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	August 1, 2014	May 2, 2014	January 31, 2014	October 25, 2013
Backlog By Segment:
Underground Mining Machinery	$938,205	$894,989	$924,815	$951,227
Surface Mining Equipment	791,983	744,560	587,732	554,971
Eliminations	(45,687)	(23,652)	(14,502)	(29,367)
Total Backlog By Segment	$1,684,501	$1,615,897	$1,498,045	$1,476,831

Backlog By Product Stream:
Service	$654,879	$633,252	$592,364	$554,838
Original Equipment	1,029,622	982,645	905,681	921,993
Total Backlog By Product Stream	$1,684,501	$1,615,897	$1,498,045	$1,476,831

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.